For Release-4/1/04 at 8:30am EST
Contact: Shannan B. Guthrie
Public Relations Manager
717/ 354-3612/ sbguthrie@bbnb.com


              PENNROCK FINANCIAL SERVICES CORP. ANNOUNCES NEW COMPANY:
                       PENNROCK FINANCIAL ADVISORS, N.A.


Blue Ball, Pa: PennRock Financial Services Corp. (Nasdaq: PRFS) (PennRock) announced today the formation of a new trust company PennRock Financial Advisors, N.A. PennRock Financial Advisors is a consolidation of two PennRock subsidiaries, The National Advisory Group, Inc. and Pension Consulting Services, Inc. and Blue Ball National Bank's Financial Services Division. The company will provide traditional trust services as well as investment management and employee benefit plan design and administration.

PennRock Financial Advisors will serve as a single resource for all of the services that were previously offered through the three individual companies. The new company will integrate services such as:
+  asset management services,
+  corporate retirement plan administration and design
+  third party administrator of retirement plans for small to medium sized businesses and professional corporations,
+  agent, power of attorney, investment manager, and custodian.

Michael H. Peuler, CPA, CFP will serve as President of PennRock Financial Advisors. Peuler has been with Blue Ball National Bank for 10 years. All employees of the respective companies and departments will remain on staff as part of PennRock Financial Advisors and will operate out of the existing locations in Dresher, Pa and Blue Ball, Pa.

"The consolidation of these companies integrates over 80 years of service to clients in Pennsylvania, New Jersey, and Delaware," said Michael H. Peuler, President of PennRock Financial Advisors, N.A. "Together we will be able to offer more comprehensive services to our clients. Combining these subsidiaries will result in cost efficiencies, as well as create a more streamline and responsive sales organization."

Previously all of the companies were subsidiaries of the holding company, PennRock Financial Services Corp. The consolidation of PennRock
Financial Advisors, N.A. will be a wholly owned subsidiary of Blue Ball National Bank.

Blue Ball National Bank, founded in 1906, is a full-service bank with 17 community offices in Lancaster, Berks and Chester counties. Blue Ball National Bank is a subsidiary of PennRock Financial Services Corp., a holding company with over $1.1 billion in assets. For more information visit www.bbnb.com or www.pennrock.com.
                                    ###

PennRock Financial Advisors, N.A. Offices:

P.O. Box 309/ 1060 Main Street
Blue Ball, Pa 17506
800-346-3437

715 Twining Road/ Suite 202
Dresher, Pa 19025
888-980-7500

This press release may contain forward-looking statements concerning future events. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we must inform you that a variety of factors could cause PennRock Financial Services Corp., Blue Ball National Bank, and other affiliated companies' actual results and experiences to differ materially from the anticipated results or other expectations expressed in these forward looking statements. Our ability to predict the result or the effect of future plans and strategies is inherently uncertain. Actual results could differ materially due to market conditions, increased competition, legislative or regulatory changes, acquisition related synergies and integration issues, and other risks and uncertainties as discussed in reports we have filed with the SEC.

We caution you not to place undue reliance on these forward-looking statements. We are under no obligation to publicly release or update these statements.